EXHIBIT 99.1

Corporate Headquarters: 2071 Ringwood Avenue, Unit C, San Jose, CA  95131

Andalay Solar Announces Five-Fold Sequential Revenue Growth in Fourth Quarter

San Jose, CA, February 10, 2014 – Andalay Solar, Inc. (OTCQB:WEST) today announced its revenue  results for the fourth quarter of 2013 as compared to the third quarter of 2013.  Net revenue for the fourth quarter of 2013 was $757,000, an increase of $600,000 or 382% compared to the third quarter of 2013.

 “Whereas for the third quarter of 2013 revenue was posted at $157,000, revenue in the fourth quarter of 2013 was $757,000, nearly a five-fold sequential increase. Further, after completing our supplier diversification and cutting costs, including our recent move to a lower cost location in January 2014, the Company’s expected breakeven on sales is far lower than at any time in its history,” commented Margaret Randazzo, CEO of Andalay Solar, Inc.

Mark Kalow, chairman of Andalay Solar’s Board of Directors, also commented, “This news, coupled with a commitment from our long-time investors, we believe puts us in a desirable position going into 2014. Our focus is now on increasing the top line growth of the Company as we target achieving cash flow break-even and profitability over the next several quarters. We are also pleased with our agreement with ASC Recap to pursue the purchase of prior debt owed to four large creditors – of which one has already been purchased and settled – in exchange for the issuance of certain shares of the Company’s common stock.” Details of the agreement with ASC Recap LLC, which is subject to court approval, are provided in the Company’s Form 8-K filed on January 28, 2014.

Net revenue for the quarter ended December 31, 2013 was $757,000, compared to $753,000 in the fourth quarter of 2012, and $157,000 in the third quarter of 2013. For the year ended December 31, 2013, the Company reported net revenue of $1.1 million, compared to $5.2 million in 2012. The decline in full year was due to limited inventory levels during the first nine months of 2013 due to supplier relationship issues. The Company began receiving product from a new supplier beginning in September 2013 resulting in significant revenue growth during the fourth quarter of 2013 compared to the prior quarters of 2013.

Net Revenue
	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012

Net revenue	$ 756,965	$ 752,252	$ 156,630	$ 1,124,836	$ 5,222,248

The Company plans to announce its full financial results for the fourth quarter and year ended December 31, 2013 in early March 2014.

Thousands of Andalay Solar power systems have been installed across the U.S., Canada, Mexico, Caribbean and South America. The Company sells its products to solar installers and do-it-yourself customers through distribution partnerships, its dealer network and retail outlets, including www.lowes.com. Andalay Solar’s Instant Connect® AC Solar Power Systems are currently available and shipping to customers.

About Andalay Solar: (OTCQB:WEST)

Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. In 2007, the Company pioneered the concept of integrating the racking, wiring and grounding directly into the solar panel. This revolutionary solar panel, branded "Andalay", quickly won industry acclaim. In 2009, the Company again broke new ground with the first integrated AC solar panel, reducing the number of components for a rooftop solar installation by approximately 80 percent and lowering labor costs by approximately 50 percent. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. A new generation of products named "Instant Connect®" was introduced in 2012 and is expected to achieve even greater market acceptance. Award-winning Andalay Solar Power Systems provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this release that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements include all statements related to the fourth quarter results for 2013, our expected break-even on sales and our position going into 2014.  The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the inherent uncertainty of future development of new products by us or our competitors, our ability to continue to receive investment funding and maintain costs and expenses, the effectiveness, profitability, and marketability of such products, our ability to protect proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Andalay Solar assumes no obligation to update any such forward-looking statements.

Andalay Solar Contact:

Margaret Randazzo, Chief Executive Officer
(408) 402-9400
mrandazzo@andalaysolar.com